UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
     Dana Credit Corporation (DCC), a wholly owned subsidiary of Dana Corporation (Dana), has been divesting its businesses and assets in accordance with plans originally announced in October 2001. Pursuant to these plans, DCC has been selling assets when market conditions made the particular sales economically feasible and, consequently, has expected that some assets would be held for varying periods of time until maturity or expiration in ordinary course. During 2006, DCC has continued to sell assets in individually structured transactions.
     DCC has outstanding notes issued under a number of note agreements (the DCC Notes). Following Dana’s bankruptcy filing in March 2006, the holders of the majority of the outstanding principal amount of DCC Notes formed an Ad Hoc Committee, which asserted that the DCC Notes became immediately due and payable as a result of the filing. DCC and the Ad Hoc Committee have been engaged in ongoing discussions and are currently negotiating the forbearance agreement discussed in Dana’s Form 8-K dated August 4, 2006, which provides for DCC to use commercially reasonable efforts to sell its lease and other portfolio assets over a period of 24 months and use the proceeds to make payments to the holders of the DCC Notes who agree to forbear.
     Accordingly, Dana reported in its Form 10-Q for the quarter ended June 30, 2006, that (i) the sale of DCC’s assets might occur on a more expedited basis than had been previously anticipated; (ii) based on then-current market conditions, interest rates and other factors impacting the market value of DCC’s assets, DCC expected to receive estimated proceeds in the range of $200 million to $300 million for the assets, which had a net book value of $475 million; (iii) if and when DCC entered into a forbearance agreement that resulted in a decision to sell the assets, Dana would record an impairment based on the terms of the agreement and the fair value of the assets, less cost to sell; and (iv) Dana did not expect to recognize a tax benefit for the anticipated pre-tax loss because of uncertainty about its ability to realize this tax benefit.
     On September 29, 2006, DCC’s Board of Directors adopted a plan to proceed with the accelerated sale of substantially all of DCC’s remaining assets, whether or not DCC and the Ad Hoc Committee enter into the contemplated forbearance agreement. As a result, on that date Dana’s management concluded that, under accounting principles generally accepted in the United States, Dana is required to record an impairment charge against certain of the DCC assets. Specifically, Dana expects to record an impairment charge of approximately $175 million in the third quarter of 2006 relating to the sale of DCC lease and other assets having a net book value of $375 million. The remaining DCC assets, having a net book value of $100 million, consist primarily of equity investments which would not be impaired if held to maturity, but which are expected to result in losses if sold during the next 24 months. At currently estimated market prices, DCC expects an aggregate loss in the range of $30 million to $40 million from the sale of these equity investments. Dana will record the resulting impairment charges in future periods as DCC enters into agreements for the sales of these assets.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: September 29, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

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